Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact:
Tammy Butler, Customer Service Manager
1-877-567-7676
THER-RX Corporation Issues Nationwide Voluntary Recall of Products
St. Louis, Jan. 28, 2009 - Ther-Rx Corporation, a subsidiary of KV Pharmaceutical (NYSE: KVa/KVb), is issuing, as previously disclosed by KV Pharmaceutical Company on January 26, 2009, a voluntary nationwide recall of the products identified below (all lots within expiration) as a precautionary measure because they may have been manufactured under conditions that did not sufficiently comply with current Good Manufacturing Practices (cGMPs).
One of the products, Gynazole-1, was also distributed internationally to Eastern Europe, South America, Asia, and Canada.
Patients who may have these medicines in their possession should continue to take them in accordance with their prescriptions, as the risk of suddenly stopping needed medication may place patients at risk. Patients should contact their physician or healthcare provider if they have experienced any problems that may be related to taking or using these products, or to obtain replacement medications or prescriptions.
Products Recalled to WHOLESALE Level:
Gynazole-1®, NDC 64011-0001-08
Clindesse®, NDC 64011-0124-08
microK® Extencaps® 8mEq 100, NDC 64011-0010-04
microK® Extencaps® 8mEq UD, NDC 64011-0010-11
microK® Extencaps® 8mEq 500, NDC 64011-0010-08
microK® Extencaps® 10mEq 100, NDC 64011-0009-04
microK® Extencaps® 10mEq UD, NDC 64011-0009-11
microK® Extencaps® 10mEq 500, NDC 64011-0009-08
Any customer inquiries related to this action should be addressed to Ther-Rx Customer Service at (877) 567-7676, or faxed to Ther-Rx Customer Service at (314) 646-3701, or e-mailed to info@ther-rx.com. Representatives are available Monday through Friday, 8 am to 5 pm CST.
Ther-Rx Corporation has initiated recall notifications to wholesalers nationwide who received any inventory of the recalled products with instructions for returning the recalled products. Patients with questions about the recall should call the telephone number above, or contact their health care providers.
This recall is being conducted with the knowledge of the U.S. Food and Drug Administration (FDA). At this time, the company is unable to determine when distribution of these products will resume
Any adverse reactions experienced with the use of these products should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by fax at 1-800-FDA-0178, by mail at MedWatch, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch.

The recall announcement is posted on www.kvpharma.com
About KV Pharmaceutical Company
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The company markets its technology distinguished products through ETHEX Corporation, a national leader in generic pharmaceuticals, and Ther-Rx Corporation, its branded drug subsidiary.